UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2023

GATOS SILVER, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39649	27-2654848
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

925 W Georgia Street, Suite 910
Vancouver, British Columbia, Canada	V6C 3L2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 424-0984

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GATO	New York Stock Exchange
Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On December 13, 2023, Gatos Silver, Inc. (the “Company”) entered into a Second Amended and Restated Revolving Credit Facility (the “Restated Credit Agreement”) by and among the Company, certain subsidiaries of the Company from time to time party thereto, Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as bookrunner and mandated lead arranger, and Bank of Montreal, Chicago Branch and certain financial institutions from time to time, as lenders. The Restated Credit Agreement continues to provide for a revolving line of credit (the “Revolver”) in a principal amount of $50.0 million while increasing the amount of the Revolver’s accordion feature to provide up to an additional $50.0 million under the Revolver, subject to certain conditions. The Restated Credit Agreement extended the maturity date to December 31, 2026.

Advances under the Restated Credit Agreement bear interest at a variable index-based rate per year together with a margin based on the Company’s total debt to earnings before interest, taxes, depreciation and amortization (EBITDA) ratio (the “Leverage Ratio”). The margin ranges from 2.75% to 3.75% or 1.75% to 2.75% depending on the Leverage Ratio and the index selected by the Company.

The Restated Credit Agreement contains affirmative and negative covenants that are customary for agreements of this nature. The affirmative covenants require the Company to comply, at all times, with, among other things, a Leverage Ratio not greater than 3.00 to 1.00, with EBITDA calculated upon a trailing four fiscal quarter period, a liquidity covenant not less than $20.0 million and an interest coverage ratio not less than 4.00 to 1.00 calculated based on a trailing four fiscal quarter period. The negative covenants include, among other things, limitations on certain specified asset sales, mergers, acquisitions, indebtedness, liens, dividends and distributions, investments and transactions with affiliates.

The Restated Credit Agreement also includes customary events of default that are subject to customary curing provisions and include, among other things, defaults for non-payment, inaccuracy of representations and warranties, covenant breaches, defaults under other material indebtedness and material agreements, bankruptcy and insolvency, entry of material judgments, disruption in or abandonment of operations, loss of certain licenses and a change of control. Following the occurrence of an event of default, the lenders under the Restated Credit Agreement can terminate the commitments and demand the immediate repayment in full of all amounts due thereunder.

Certain financial institutions party to the Restated Credit Agreement or their respective affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for the Company, its subsidiaries and certain of their respective affiliates, for which they have received or will receive customary fees and expenses in connection with the performance of such services.

The foregoing description of the Restated Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Restated Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference in its entirety.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Second Amended and Restated Revolving Credit Facility, dated December 13, 2023, by and among Gatos Silver, Inc., certain subsidiaries of Gatos Silver, Inc. from time to time party thereto, Bank of Montreal, Chicago Branch, as administrative agent, BMO Capital Markets, as bookrunner and mandated lead arranger, and Bank of Montreal, Chicago Branch and certain financial institutions from time to time, as lenders

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATOS SILVER, INC.

Date: December 19, 2023	By:	/s/ Dale Andres
Dale Andres
Chief Executive Officer